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                                                                   EXHIBIT 5.1
                                 May 16, 2000



iBEAM Broadcasting Corporation
645 Almanor Avenue, Suite 100
Sunnyvale, California 94086

     Re:  Registration Statement on Form S-1

Ladies and Gentlemen:

     We have examined the Registration Statement on Form S-1, as amended, filed by you with the Securities and Exchange Commission on February 1, 2000 (Registration No. 333-95833), as amended (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of up to 12,650,000 shares of your Common Stock, par value $0.0001 (the "Shares"). The Shares include an over-allotment option granted to the underwriters of the offering to purchase up to 1,650,000 shares. We understand that the Shares are to be sold to the underwriters of the offering for resale to the public as described in the Registration Statement and pursuant to the Underwriting Agreement filed as an exhibit thereto. As your legal counsel, we have examined the proceedings proposed to be taken in connection with said sale and issuance of the Shares.

     It is our opinion that the Shares, when issued and sold in the manner described in the Registration Statement, will be legally issued, fully paid and non-assessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement, including the Prospectus constituting a part thereof, and any amendment thereto.


                            Very truly yours,

                            WILSON SONSINI GOODRICH & ROSATI
                            Professional Corporation

                            /s/ Wilson Sonsini Goodrich & Rosati